Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Andrew Batinovich, President and CEO
Brian S. Peay, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com—shareholderservices@glenborough.com

GLENBOROUGH REPORTS FIRST QUARTER 2006 RESULTS

SAN MATEO, CALIFORNIA, April 26, 2006—Glenborough Realty Trust (NYSE: GLB, GLB PrA) reported the following results for the first quarter ended March 31, 2006:

Q1 2006 Highlights

•	Net Income Available to Common Stockholders of $6.1 million or $0.19 per diluted common share

•	Funds From Operations of $13.2 million or $0.37 per diluted common share

•	Acquired Chatham Executive Center in Northern New Jersey for $17.3 million

•	In contract to purchase 3330 Cahuenga in Los Angeles for $30.6 million

•	Increased occupancy to 94.1% from 87.6% one year ago

•	Same Store NOI growth of 3.6%

•	Tenant retention of 70% and increase in effective rents from renewals of 3.8%

•	Repurchased 1.8 million common shares in the first quarter at an average price of $19.01

Andrew Batinovich, President and CEO commented, “We are now beginning to see the results of the focusing of the portfolio into our core markets. We are pleased with the increases that we are experiencing in occupancy, market rents, and same store NOI growth. We believe that we are well positioned to benefit from the improving conditions in our core office markets.”

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

For the first quarter, the Company had net income available to common stockholders of $6.1 million, or $0.19 per diluted common share, as compared with a net loss to common stockholders of ($44.5) million or ($1.24) per share for the first quarter of 2005.

In comparing quarterly results, the change in net income available to common stockholders was primarily attributable to impairment charges and losses on extinguishment of debt recognized in conjunction with the Company’s portfolio repositioning and charges related to the redemption of preferred stock all recognized in 2005. In the first quarter of 2006 the Company adopted FAS 123(R), Share-Based Payment, which resulted in a cumulative effect of a change in accounting principle adjustment of $0.3 million. Listed below are significant financial statement items that affect comparability of net income between periods.

	For the three months ended March 31,
	2006		2005
			(As restated)
(Dollars in thousands, except per share data)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)
Gain on sale of real estate assets	$7,026	$0.22	$17,320	$0.48
Provision for impairment and loss on sale of real estate assets	(561)	(0.02)	(58,236)	(1.62)
Reversal of provision for impairment of real estate assets	715	0.02	—	—
Loss on early extinguishment of debt	—	—	(2,939)	(0.08)
Cumulative effect of change in accounting principle	277	0.01	—	—
Charges associated with the redemption of preferred stock	—	—	(5,905)	(0.16)

Total (b)	$7,457	$0.23	$(49,760)	$(1.38)

(a) - The amounts and per share amounts shown exclude the impact of minority interest.

(b) - The totals may not total the sum of the individual amounts and per share amounts due to rounding.

FUNDS FROM OPERATIONS (FFO)

For the first quarter 2006, FFO was $13.2 million or $0.37 per diluted common share. In comparison, the first quarter 2005 FFO was ($49.9) million or ($1.27) per diluted common share. The first quarter FFO results for 2006 and 2005 included provision for impairments and losses on sales of $0.6 million and $58.2 million, respectively, but excluded net gains from sales of real estate of $7.0 million and $17.3 million, respectively. The table on page 9 reconciles FFO to net income, the most directly comparable GAAP measures. Listed below are significant financial items that affect comparability of FFO for the periods presented.

	For the three months ended March 31,
	2006		2005
			(As restated)
(Dollars in thousands, except per share data)	Amount(a)	Per Share(a)	Amount(a)	Per Share(a)
Provision for impairment and loss on sale of real estate assets	$(561)	$(0.02)	$(58,236)	$(1.49)
Reversal of provision for impairment of real estate assets	715	0.02	—	—
Loss on early extinguishment of debt	—	—	(2,939)	(0.08)
Charges associated with the redemption of preferred stock	—	—	(5,905)	(0.15)

Total (b)	$154	$0.00	$(67,080)	$(1.71)

(a) - The amounts and per share amounts shown exclude the impact of minority interest.

(b) - The totals may not total the sum of the individual amounts and per share amounts due to rounding.

PROPERTY ACQUISITIONS

Chatham Executive Center in Northern New Jersey was acquired on March 1st for $17.3 million. The property is a three-story multi-tenant office building with 63,346 rentable square feet located in the Borough of Chatham, one of the most affluent suburban communities in the New York Metropolitan area. Chatham Executive Center is located at a full four way interchange on State Route 24, and enjoys convenient access to Interstates 78 and 287, the Garden State Parkway and New Jersey Turnpike. A designated rail station is located seven blocks west which provides direct access to Midtown Manhattan with New Jersey Transit’s “Midtown Direct” train. Newark International Airport, the 6th largest passenger airport in the world, is a 15-minute drive from the property.

Chatham was named One of the Top Ten Places to Live in the United States by “Money Magazine” in 2005. Area amenities include excellent shopping facilities and restaurants available along Chatham’s Main Street, and nearby in downtown Madison and Summit, as well as at the Livingston and Short Hills Malls and Hickory Tree Shopping Center in Chatham Township. The Mall at Short Hills is regarded as one of the premiere malls in the United States.

The Company is under contract and expects to complete the acquisition of 3330 Cahuenga Boulevard in Los Angeles, California early in the second quarter of 2006 for $30.6 million. 3330 Cahuenga is a 100% leased five-story office building containing 103,782 square feet situated above a two-level subterranean parking garage. The building’s modified rectangular shaped configuration allows for an abundance of window offices, a feature that is preferred by many tenants. Floor sizes average approximately 21,000 square feet and are well suited for both full-floor and multi-tenant occupancy. The property is one of the few buildings in the area that offers tenants direct lobby and floor access from the subterranean parking levels. The parking garage and surface parking provides parking for 391 vehicles for an above-standard ratio of 3.8 spaces per 1,000 square feet as well as gate controlled ingress and egress. The property is situated on a 1.73 acre site along the Hollywood (101) Freeway with two on/off ramps within one block and is located in the Universal City submarket of Los Angeles, in the heart of the entertainment capital of the world. The area is home to such major firms as Warner Bros., Disney, NBC, CBS, Universal Studios and DreamWorks SKG.

PROPERTY DISPOSITIONS

During the first quarter, Glenborough completed the strategic realignment of its portfolio with the disposition of four properties: Thousand Oaks in Memphis, TN; Capitol Center in Des Moines, IA; Osram in Indianapolis, IN; and Vreeland in Florham Park, NJ for a total consideration of $56.7 million and recognized gains on the sales of $7.0 million and an impairment charge of $0.6 million. The proceeds from these dispositions were used to purchase Chatham Executive Center, repurchase common stock and pay down debt.

The Company completed a previously announced recapitalization of and reduction in its interest in the Peninsula Marina project, which is located in Redwood City, California during the first quarter of 2006. Glenborough sold the majority of its interest to its joint venture partner for approximately $54 million. As a result of this transaction, in the first quarter the Company reversed $0.7 million of an impairment charge recognized in the fourth quarter of 2005. The Company continues to own a minority interest in the project.

PORTFOLIO PERFORMANCE

Overall portfolio occupancy increased 650 basis points from 87.6% in the first quarter of 2005 to 94.1% in 2006. For the first quarter 2006, same store office net operating income increased by 3.6% as compared to the first quarter of 2005. For the quarter, same store occupancy increased by 480 basis points from 88.2% to 93.0%. The Company’s largest markets are Washington, D.C. (27% of net operating income), Southern California (21%), Northern New Jersey (13%), San Francisco (12%) and Boston (12%). Lease rollover for the remainder of 2006 is 6.4% of total base rent of which approximately 40% is in the Company’s top two markets – Washington, D.C. and Southern California. Additional details on the portfolio can be found in the Company’s Supplemental Report which is available at www.glenborough.com.

SHARE REPURCHASE PROGRAM

The Company repurchased 1.8 million shares of common stock during the first quarter of 2006 at an average price of $19.01 per share. These repurchases totaled $34.3 million. In Q4 2005 the Company repurchased 2.5 million shares of common stock at an average price of $18.87 per share. Since the inception of the repurchase program, a total of 10.7 million common shares have been repurchased at an average price of $17.55 per share for a total cost of approximately $188 million.

BALANCE SHEET AND OPERATING RATIOS

At quarter-end, Glenborough had $760.2 million of debt with a 47% ratio of debt to total market capitalization. Fixed rate debt comprises 84% of all debt outstanding at quarter-end. The average interest rate on all debt is 5.75%. Secured debt comprises 84% of all debt outstanding.

DIVIDENDS

On March 15th, the Board of Directors declared a dividend of $0.35 per share of common stock for the first quarter of 2006. This dividend was paid on April 17, 2006 to stockholders of record on April 1, 2006. Commencing in the second quarter of 2006, the Company expects to reduce the common stock dividend from $0.35/share to $0.275/share (annualized from $1.40 to $1.10). Additionally, the Board of Directors declared a dividend of $0.484375 per share on the Company’s 7.75% Series A Convertible Preferred Stock. This dividend was paid on April 17, 2006 to stockholders of record on March 29, 2006 and represented an annualized dividend of $1.9375 per share of Preferred Stock.

2006 FFO GUIDANCE

The Company previously issued 2006 FFO guidance in the range of $1.55 to $1.65 per share. Additionally, the Company projects second quarter 2006 FFO in the range of $0.37 to $0.39 per diluted common share. The assumptions used in providing the annual FFO guidance are as follows:

•	Average Occupancy between 94% and 96%

•	Same Store NOI Growth between 3% and 5%

•	G&A Expense between $14.0 and $15.0 million

The FFO projection includes the Company’s contribution of approximately $220 million in assets to joint ventures while maintaining a 25% interest in the new ventures. The proceeds from the anticipated joint venture contributions are assumed to be used to pay down $200 million of existing debt and reduce the Company’s leverage by 600 basis points. The Company’s projections do not include the effect of property acquisitions or dispositions or any costs for debt extinguishment, preferred stock redemptions or lease termination fees.

CONFERENCE CALL

Glenborough will host a conference call to discuss these matters on Wednesday, April 26th, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-967-7135 (U.S.) or 1-719-457-2626 (International), confirmation number 7426024, preferably 5-10 minutes before the scheduled time. In addition, a replay of the call will be available until Sunday, April 30, 2006 at 9:00 p.m. Pacific Time at 1-888-203-1112, confirmation number 7426024.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 45 properties encompassing approximately 8 million square feet as of March 31, 2006.

SUMMARY FINANCIAL DATA

(unaudited; in thousands, except per share data)

	QUARTER ENDED
	MAR 31 06	MAR 31 05
Net income (loss)	$7,917	$(36,823)
Net income (loss) available to Common Stockholders	6,105	(44,540)
Funds from operations (FFO)	13,192	(49,876)

Per diluted common share
Net income (loss) available to Common Stockholders	$0.19	$(1.24)
Funds from operations (FFO)	0.37	(1.27)
Dividends declared per common share outstanding	$0.35	$0.35

Payout ratios
Dividend payout ratio (FFO)	94.9%	N/A

Excluding Non-Routine Charges (a)
Funds from operations (FFO)	$0.36	$0.44
Dividend payout ratio (FFO)	96.0%	79.7%

GLENBOROUGH REALTY TRUST

Consolidated Statements of Operations

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended
	Mar 31 ‘06	Mar 31 ‘05
Operating Revenue
Rental revenue	$43,972	$37,274
Fees and reimbursements, including from related parties	888	1,095

Total operating revenue	44,860	38,369

Operating Expenses
Property operating expenses	15,899	13,226
General and administrative	3,982	3,285
Depreciation and amortization	13,791	12,003
Provision for impairment of real estate assets	—	5,097

Total operating expenses	33,672	33,611

Interest and other income	500	1,030
Equity in earnings of unconsolidated operating joint ventures	99	134
Interest expense	(10,589)	(8,135)
Loss on early extinguishment of debt	—	(561)

Income (loss) before minority interest, discontinued operations and cumulative effect of change in accounting principle	1,198	(2,774)
Minority interest (including share of discontinued operations)	(558)	3,710

Income before discontinued operations and cumulative effect of change in accounting principle	640	936

Discontinued operations:
Net operating income	(32)	5,460
General and administrative	—	—
Depreciation and amortization	(111)	(3,839)
Provision for impairment of real estate assets	(561)	(53,139)
Reversal of provision for impairment of real estate assets	715	—
Interest expense	(37)	(1,183)
Loss on early extinguishment of debt	—	(2,378)
Gain on sales of real estate assets	7,026	17,320

Discontinued operations	7,000	(37,759)

Income (loss) before cumulative effect of change in accounting principle	7,640	(36,823)
Cumulative effect of change in accounting principle	277	—

Net income (loss)	7,917	(36,823)
Preferred dividends	(1,812)	(1,812)
Dividends paid on redeemed preferred stock	—	(596)
Premium and write-off of original issuance costs on preferred stock redemption	—	(5,309)

Net income (loss) available to Common Stockholders	$6,105	$(44,540)

Net income (loss) available to Common Stockholders per diluted common share	$0.19	$(1.24)

Diluted weighted average shares outstanding	32,621,965	35,928,962

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GLENBOROUGH REALTY TRUST

Reconciliation of Net Income (Loss) to FFO

(unaudited, in thousands, except share and per share amounts)

	For the Three Months Ended
	Mar 31 ‘06	Mar 31 ‘05
Net income (loss)	$7,917	$(36,823)
Cumulative effect of change in accounting principle	(277)	—
Real estate depreciation and amortization, net of minority interest	12,531	14,323
Preferred dividends	(1,812)	(1,812)
Dividends paid on redeemed preferred stock	—	(596)
Premium and write-off of original issuance costs on preferred stock redemption	—	(5,309)
Gain on sales from discontinued operations, net of minority interest	(6,438)	(15,988)
Adjustment to reflect FFO of unconsolidated operating joint ventures	157	178
Adjustment to reflect FFO of minority interest	1,114	(3,849)

Funds from operations available to Common Stockholders and OP Unitholders (FFO)	$13,192	$(49,876)

FFO per diluted common share	$0.37	$(1.27)
Diluted weighted average common shares and OP units outstanding for calculation of FFO	35,775,265	39,180,312

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GLENBOROUGH REALTY TRUST

Consolidated Balance Sheets

(unaudited, in thousands, except share amounts)

	March 31, 2006	December 31, 2005
ASSETS
Rental properties, gross	$1,317,295	$1,296,057
Accumulated depreciation and amortization	(199,221)	(186,449)

Rental properties, net	1,118,074	1,109,608

Properties held for sale	—	103,548
Investments in land and development	51,292	51,750
Investments in unconsolidated operating joint ventures	12,086	12,040
Mortgage loans receivable	11,610	11,231
Leasing and financing costs (net of accumulated amortization of $12,729 and $17,664 as of March 31, 2006 and December 31, 2005, respectively)	20,788	22,929
Straight-line rent receivable	18,169	16,874
Cash and cash equivalents	1,232	3,661
Restricted cash	5,743	5,720
Accounts receivable	3,533	2,429
Other assets	10,145	6,340

TOTAL ASSETS	$1,252,672	$1,346,130

LIABILITIES
Mortgage loans	$637,019	$659,870
Unsecured bank line of credit	123,176	106,669
Accrued common and preferred stock dividends	13,048	13,610
Obligations associated with properties held for sale	—	45,855
Other liabilities	40,485	41,276
Total liabilities	813,728	867,280

MINORITY INTEREST	29,460	31,206

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 188,000,000 shares authorized, 32,102,636 and 33,710,400 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	32	34
Convertible preferred stock, $0.001 par value, 12,000,000 shares authorized, $25.00 liquidation preference, 3,740,277 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	4	4
Additional paid-in capital	718,153	751,183
Distributions in excess of accumulated earnings	(308,705)	(303,577)
Total stockholders’ equity	409,484	447,644

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,252,672	$1,346,130

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FORWARD LOOKING STATEMENTS: Certain statements in this press release are forward-looking statements within the meaning of federal securities laws, including, without limitation (i) our expectation to complete the purchase of 3330 Cahuenga Boulevard, Los Angeles, California; (ii) our projected lease rollovers; (iii) the expectation of common stock dividend reduction; (iv) our projection of second quarter 2006 FFO in the range of $0.37 to $0.39 per diluted common share; and (v) our expectation to use available cash to pay down debt and reduce leverage. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include, without limitation:

•	Customary closing conditions to real estate acquisitions, including completion of due diligence investigation to our satisfaction;

•	Glenborough’s inability to lease, on a timely basis, unoccupied space and to re-lease occupied space upon lease expiration at the rental rates we expect;

•	Changes in market rental rates for office space negatively affect the value of the listed assets;

•	Lower than expected retention of existing tenants;

•	Our inability to reduce debt and overall leverage;

•	The failure to maintain or lessen general and administrative expenses; and

•	Adverse changes in the general economy and/or real estate conditions (including competition from other properties, demand for new development and conditions affected by terrorist attacks), or the failure of such conditions to improve, particularly in the Company’s core markets.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. All forward-looking statements are based on information available to us on the date hereof and we assume no obligation to update or supplement any forward looking-statement. Additional information concerning factors that could cause results to differ can be found in our filings with the SEC including our report on Form 10-K for the year ended December 31, 2005.